Filed Pursuant to Rule 424(b)(3)

File Number 333-145845

The information in this preliminary pricing supplement is not complete and may be changed.

Subject to completion

Preliminary Pricing Supplement dated June 11, 2009

Pricing Supplement to the Prospectus dated February 10, 2009 and the Prospectus Supplement dated February 10, 2009

$

Barclays Capital 10Y Treasury Futures Index™ Bearish Notes

The Barclays Capital 10Y Treasury Futures Index™ Bearish Notes due June 30, 2014 (the “Securities”) are linked to the Barclays Capital 10Y Treasury Futures Index™ (the “Index”) and do not pay any interest during their term. Instead, you will receive a cash payment at maturity based on the performance of the Index. The principal terms of the Securities are as follows:

Issuer: Barclays Bank PLC

Series: Medium-Term Notes, Series A

Principal Amount per Security: $1,000

Inception Date: June 25, 2009

Issue Date: June 30, 2009

Underlying Index: The return on the Securities is linked to the performance of the Index. The Index reflects the returns available by maintaining a rolling position in 10-Year U.S. Treasury Notes futures contracts (the “10Y Treasury futures” and each, a “10Y Treasury futures contract”). At any given time, the Index is comprised of a single 10Y Treasury futures contract that is either the contract closest to expiration, which is known as the “front 10Y Treasury futures contract”, or the next 10Y Treasury futures contract scheduled to expire immediately following the front 10Y Treasury futures contract. Every quarter, the Index maintains its position in 10Y Treasury futures by rolling into the next 10Y Treasury futures contract. The Index is maintained and calculated by Barclays Capital (the “index sponsor”), a division of Barclays Bank PLC, and is denominated in U.S. dollars. The index sponsor calculates the level of the Index at the close of business, London time, on each business day with respect to the prior business day and publishes it on http://www.barcap.com/indices shortly thereafter. The level of the Index is also reported on Bloomberg page BXIIUS10.

Payment at Maturity: If you hold your Securities to maturity, you will receive a cash payment calculated as follows:

•

If the index final return is less than 0%, your payment will equal (1) the principal amount of your Securities plus (2) (a) the principal amount of your Securities times (b) the greater of (i) the absolute value of the index final return times the participation rate and (ii) 10%.

•	If the index final return is equal to or greater than 0%, your payment will equal (1) the principal amount of your Securities plus (2)(a) the principal amount of your Securities times (b) 10%.

Your principal value is only protected if you hold your Securities to maturity.

Index Final Return: The index final return will be a percentage equal to (1) (a) the final index level minus (b) the initial index level, divided by (2) the initial index level.

Initial Index Level: The initial index level will be the closing level of the index on the initial valuation date. On each valuation date, the level of the index will be calculated by the method described in “The Index—Calculation of the Index” in this pricing supplement.

Final Index Level: The final index level will be the closing level of the Index on the final valuation date.

Participation Rate: [110-135]% (the actual Participation Rate will be determined on the Inception Date).

Valuation Date: A valuation date means each business day from June 25, 2009 to June 25, 2014, inclusive (subject to the occurrence of a note market disruption event), or, if such date is not a business day, the next succeeding business day, not to exceed five business days. We refer to June 25, 2009 as the “initial valuation date” and June 25, 2014 as the “final valuation date”.

Business Day: When we refer to a business day with respect to the Securities, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in London or New York City generally are authorized or obligated by law, regulation, or executive order to close, nor a day on which the Chicago Board of Trade is closed.

Secondary Market: The Securities will not be listed on any securities exchange when they are issued. We may apply to list them on a securities exchange subsequent to their issuance, but there is no guarantee that we will do so, or if we do, that our application will be successful.

CUSIP Number: 06739JGW7

ISIN: US06739JGW71

See “Risk Factors” beginning on page PS-5 of this pricing supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Pricing Supplement dated             , 2009

Issued in denominations of $1,000

Cover Page, continued:

	Per Security	Total
Price to Public(1)	100.00%	$[—]
Agent’s Commission(2)	4.25%	$[—]
Proceeds to Barclays Bank PLC	95.75%	$[—]

(1)

Variable Price Offer: The Notes are being sold in one or more negotiated transactions, at prices that may be different than par, and such sales may occur at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Notes may be sold at a discount and the redemption price may equal 100.00% or some other percentage of par.

(2)

Barclays Capital Inc. will receive commissions from the Issuer equal to [4.25]% of the principal amount of the notes, or [$42.50] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-5
THE INDEX	PS-9
VALUATION OF THE SECURITIES	PS-13
SPECIFIC TERMS OF THE SECURITIES	PS-14
CLEARANCE AND SETTLEMENT	PS-17
USE OF PROCEEDS AND HEDGING	PS-17
SUPPLEMENTAL TAX CONSIDERATIONS	PS-18
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-20

PROSPECTUS SUPPLEMENT
SUMMARY	S-1
RISK FACTORS	S-5
DESCRIPTION OF MEDIUM-TERM NOTES	S-24
TERMS OF THE NOTES	S-30
INTEREST MECHANICS	S-35
CERTAIN FEATURES OF THE NOTES	S-38
DESCRIPTION OF UNIVERSAL WARRANTS	S-46
TERMS OF THE WARRANTS	S-51
CERTAIN FEATURES OF THE WARRANTS	S-55
REFERENCE ASSETS	S-60
CLEARANCE AND SETTLEMENT	S-101
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-106
PLAN OF DISTRIBUTION	S-108
USE OF PROCEEDS AND HEDGING	S-110
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-110
VALIDITY OF SECURITIES	S-123

PROSPECTUS
FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF WARRANTS	20
GLOBAL SECURITIES	31
DESCRIPTION OF PREFERENCE SHARES	36
DESCRIPTION OF AMERICAN DESPOSITARY RECEIPTS	41
DESCRIPTION OF SHARE CAPITAL	47
TAX CONSIDERATIONS	48
PLAN OF DISTRIBUTION	65
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	68
WHERE YOU CAN FIND MORE INFORMATION	69
FURTHER INFORMATION	69
VALIDITY OF SECURITIES	69
EXPERTS	69
EXPENSES OF ISSUANCE AND DISTRIBUTION	70

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the Barclays Capital 10Y Treasury Futures Index™ Bearish Notes due June 30, 2014 (the “Securities”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated February 10, 2009, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated February 10, 2009, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities.

This section summarizes the following aspects of the Securities:

•	What are the Securities and how do they work?

•	What are some of the risks of the Securities?

•	Is this the right investment for you?

•	What are the tax consequences?

What Are the Securities and How Do They Work?

The Securities are medium-term notes that are uncollateralized debt obligations of Barclays Bank PLC and are linked to the performance of the Barclays Capital 10Y Treasury Futures Index™ (the “Index”). The Securities will be issued in denominations of $1,000.

The Index reflects the returns available by maintaining a rolling position in 10-Year U.S. Treasury Notes futures contracts (the “10Y Treasury futures” and each, a “10Y Treasury futures contract”). At any given time, the Index is comprised of a single 10Y Treasury futures contract that is either the contract closest to expiration, which is known as the “front 10Y Treasury futures contract”, or the next 10Y Treasury futures contract scheduled to expire immediately following the front 10Y Treasury futures contract. Every quarter, the Index maintains its position in 10Y Treasury futures by rolling into the next 10Y Treasury futures contract three business days before the end of the month immediately preceding the upcoming delivery month (each such date, a “roll date”). The “delivery months” of 10Y Treasury futures are March, June, September and December. For more information on what is meant by “rolling”, see “The Index”.

The Index is maintained and calculated by Barclays Capital (the “index sponsor”), a division of Barclays Bank PLC, and is denominated in U.S. dollars. The index sponsor calculates the level of the Index at the close of business, London time, on each business day with respect to the prior business day and publishes it on http://www.barcap.com/ indices/ shortly thereafter. The level of the Index is also reported on Bloomberg page BXIIUS10.

If you hold your Securities to maturity, you will receive a cash payment calculated as follows:

•

If the index final return is less than 0%, your payment will equal (1) the principal amount of your Securities plus (2) (a) the principal amount of your Securities times (b) the greater of (i) the absolute value of the index final return times the participation rate and (ii) 10%.

•	If the index final return is equal to or greater than 0%, your payment will equal (1) the principal amount of your Securities plus (2)(a) the principal amount of your Securities times (b) 10%.

The “index final return” will be a percentage equal to (1) (a) the final index level minus (b) the initial index level, divided by (2) the initial index level.

The “initial index level” is the closing level of the Index on the initial valuation date. On each valuation date, the level of the Index will be calculated by the method described in “The Index—Calculation of the Index” in this pricing supplement.

The “final index level” will be the closing level of the Index on the final valuation date.

The “participation rate” is [110-135]% (the actual Participation Rate will be determined on the Inception Date).

A “valuation date” means each business day from June 25, 2009 to June 25, 2014, inclusive (subject to the occurrence of a note market disruption event), or, if such date is not a business day, the next succeeding business day, not to exceed five business days. We refer to June 25, 2009 as the “initial valuation date” and June 25, 2014 as the “final valuation date”.

For a further description of how your payment at maturity will be calculated, see “Hypothetical Examples” and “Specific Terms of the Securities” in this pricing supplement.

Your principal value is only protected if you hold your Securities to maturity.

What Are Some of the Risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Index Risk – The return on the Securities is linked to the performance of the Index. As described in the section entitled “Specific Terms of the Securities” in this pricing supplement, your payment at maturity will be greater than 110% of the principal amount only if the final index level is sufficiently less than the initial index level. If the level of the Index does not decrease sufficiently over the term of the Securities, you will only receive 110% of the principal amount at maturity.

•

Conflicts of Interest with the Index Sponsor – Barclays Capital, a division of Barclays Bank PLC, is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index and has the discretion in a number of circumstances to make judgments in connection with the composition, calculation and maintenance of the Index. The exercise of this discretion may present the index sponsor with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the Securities. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

•	No Interest Payments – You will not receive any periodic interest payments on the Securities.

•

A Trading Market for the Securities May Not Exist – The Securities will not be listed on any securities exchange when they are issued. We may apply to list them on a securities exchange subsequent to their issuance, but there is no guarantee that we will do so, or if we do, that our application will be successful. Trading in the Securities may or may not be available on an over-the-counter basis at any time. Certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time. If you sell your Securities to an affiliate of Barclays Bank PLC or in the secondary market, the price you will receive may be lower than the intrinsic value of the Securities as measured based on the level of the Index at the time of sale.

Is This the Right Investment for You?

The Securities may be a suitable investment for you if:

•	You do not seek current income from this investment.

•	You seek an investment with a return linked to the performance of the Index.

•	You are willing to hold the Securities to maturity.

•

You are willing to accept the risk that the level of the Index will not decrease sufficiently over the term of the Securities and that, as a result, you will only receive 110% of the principal amount at maturity.

The Securities may not be a suitable investment for you if:

•	You seek current income from your investment.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You are not willing to hold the Securities to maturity.

•

You are not willing to accept the risk that the level of the Index will decrease sufficiently over the term of the Securities and that, as a result, you will only receive 110% of the principal amount at maturity.

What Are the Tax Consequences?

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If the Securities are so treated and you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Securities over their term based on the comparable yield for the Securities and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize upon on the sale or maturity of the Securities will be taxed as ordinary income. If you are a secondary purchaser of the Securities, the tax consequences to you may be different.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, including possible alternative treatments for your Securities, please see “Supplemental Tax Considerations” below.

Hypothetical Examples

The following table illustrates the hypothetical total return at maturity on the Securities. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount of the Securities to $1,000. The hypothetical total returns below are for illustrative purposes only and may not be the actual total returns applicable to a holder of the Securities. The numbers in the following table have been rounded for ease of analysis.

Assumptions:

Denomination	Participation Rate	Maturity
$1,000	110%	5 years

Index Final Return	Annualized Yield on the Index	Payment at Maturity	Total Return on the Securities	Annualized Yield on the Securities
100%	14.87% p.a.	$1,100	10.00%	1.92% p.a.
90%	13.70% p.a.	$1,100	10.00%	1.92% p.a.
80%	12.47% p.a.	$1,100	10.00%	1.92% p.a.
70%	11.20% p.a.	$1,100	10.00%	1.92% p.a.
60%	9.86% p.a.	$1,100	10.00%	1.92% p.a.
50%	8.45% p.a.	$1,100	10.00%	1.92% p.a.
40%	6.96% p.a.	$1,100	10.00%	1.92% p.a.
30%	5.39% p.a.	$1,100	10.00%	1.92% p.a.
20%	3.71% p.a.	$1,100	10.00%	1.92% p.a.
10%	1.92% p.a.	$1,100	10.00%	1.92% p.a.
0%	0.00% p.a.	$1,100	10.00%	1.92% p.a.
-10%	-2.09% p.a.	$1,110	11.00%	2.11% p.a.
-20%	-4.36% p.a.	$1,220	22.00%	4.06% p.a.
-30%	-6.89% p.a.	$1,330	33.00%	5.87% p.a.
-40%	-9.71% p.a.	$1,440	44.00%	7.57% p.a.
-50%	-12.94% p.a.	$1,550	55.00%	9.16% p.a.
-60%	-16.74% p.a.	$1,660	66.00%	10.67% p.a.
-70%	-21.40% p.a.	$1,770	77.00%	12.10% p.a.
-80%	-27.52% p.a.	$1,880	88.00%	13.46% p.a.
-90%	-36.90% p.a.	$1,990	99.00%	14.75% p.a.
-100%	-100.00% p.a.	$2,100	110.00%	16.00% p.a.

RISK FACTORS

The Securities are unsecured indebtedness of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities. The return on the Securities is linked to the performance of the Index. Investing in the Securities is not equivalent to investing directly in a succession of 10-Year U.S. Treasury Notes futures contracts (“10Y Treasury futures”, each a “10Y Treasury futures contract”). See “The Index” in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Securities.

As Index Sponsor, Barclays Capital, a Division of Barclays Bank PLC, Will Have the Authority To Make Determinations That Could Materially Affect Your Securities in Various Ways and Create Conflicts of Interest

Barclays Capital, a division of Barclays Bank PLC, is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed in the section entitled “The Index” in this pricing supplement, the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the Securities.

The role played by Barclays Capital, as index sponsor, and the exercise of the kinds of discretion described above and in the section entitled “The Index” in this pricing supplement could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, of which Barclays Capital is a division, is the issuer of the Securities. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

U.S. Taxpayers Will Be Required To Pay Tax on the Securities Each Year and Any Gain Recognized Will Be Ordinary Income

The Securities will be reported as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. Accordingly, if you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income over the term of the Securities based on the comparable yield for the Securities, even though you will not receive any payments from us prior to maturity. This comparable yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. Any gain you may recognize upon the sale or maturity of the Securities will be ordinary income. If you are a secondary purchaser of the Securities, the tax consequences to you may be different. You should consult your tax advisor about your own tax situation.

For further discussion, see “Supplemental Tax Considerations” below.

The Market Value of the Securities May Be Influenced by Many Unpredictable Factors

The market value of your Securities may fluctuate between the date you purchase them and the final valuation date. You may also sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. In general, we expect that changes in the level of the Index will affect the market value of the Securities more than any other factors. Other factors that may influence the market value of the Securities include:

•	supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any market maker;

•	the time remaining to the maturity of the Securities;

•	the prevailing interest rate environment;

•	economic, financial, political, regulatory, geographical or judicial events that affect interest rates; or

•	the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity

The resale value of your Securities may be reduced by the agent’s commission and the cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Securities from you in secondary market transactions will likely be lower than the principal amount of your Securities, and any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

The Closing Price of the Relevant 10Y Treasury Futures Contract May Not Be Readily Available

As described in the section entitled “The Index” in this pricing supplement, the closing price of the relevant 10Y Treasury futures contract is calculated and published by the Chicago Board of Trade (CBOT). The closing price of the relevant 10Y Treasury futures contract is used to calculate the level of the Index. Any disruption in CBOT trading of the relevant 10Y Treasury futures contract could delay the release or availability of the closing price. This may delay or prevent the calculation of the Index.

Historical Levels of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Securities

It is impossible to predict whether the Index will rise or fall. The actual performance of the Index over the term of the Securities, as well as the amount payable at maturity, may bear little relation to the historical level of the Index.

At Maturity, You May Receive Only 110% of the Principal Amount of Your Securities

The return on the Securities is linked to the performance of the Index, which in turn reflects the returns available by maintaining a rolling position in 10Y Treasury futures. If the closing prices for 10Y Treasury futures increase over the term of the Securities, and as a result, the final index level is greater than the initial index level, you will only receive 110% of the principal amount of your Securities at maturity.

You Will Not Benefit from Any Decrease in the Value of the Index If Such Decrease Is Not Reflected in the Level of the Index on the Final Valuation Date

If the level of the Index does not decrease between the initial valuation date and the final valuation date, we will pay you only 110% of the principal amount of your Securities at maturity. This will be true even if the value of the Index as of some date or dates prior to the final valuation date would have been sufficiently low to result in a return less than 0%.

Changes in Our Credit Ratings May Affect the Market Value of Your Securities

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Securities. However, because the return on your Securities is dependent upon certain factors in addition to our ability to pay our obligations on your Securities, an improvement in our credit ratings will not reduce the other investment risks related to your Securities.

You Will Not Receive Interest Payments on the Securities or Have Rights in the 10Y Treasury Futures

You will not receive any periodic interest payments on the Securities. As an owner of the Securities, you will not have rights that investors in 10Y Treasury futures may have.

There May Not Be an Active Trading Market in the Securities; Sales in the Secondary Market May Result in Significant Losses

The Securities will not be listed on any securities exchange when they are issued. We may apply to list them on a securities exchange subsequent to their issuance, but there is no guarantee that we will do so, or if we do, that our application will be successful. Trading in the Securities may or may not be available on an over-the-counter basis at any time. Certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time.

If a secondary market for the Securities does exist, you may sustain significant losses if you sell your Securities in that secondary market. The price you will receive will reflect changes in market conditions and other factors and may include commissions or dealer discounts, and as a result the price you will receive may be significantly lower than the intrinsic value of the Securities as measured based on the level of the Index at the time of sale.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in 10Y Treasury Futures or Related Interest Rate Futures or Related Instruments May Impair the Market Value of the Securities

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the Securities by purchasing futures or options on interest rates or the Index, or other derivative instruments with returns linked to interest rates or the Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Any of these hedging activities may affect prevailing prices for the 10Y Treasury futures and the level of the Index and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in futures or options on interest rates or the Index, or other derivative instruments with returns linked to interest rates or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities may affect prevailing prices for the 10Y Treasury futures and the level of the Index and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Securities Will Have Limited Liquidity

The Securities will not be listed on any securities exchange when they are issued. We may apply to list them on a securities exchange subsequent to their issuance, but there is no guarantee that we will do so, or if we do, that our application will be successful. Barclays Capital Inc. and other affiliates of Barclays Bank PLC may offer to purchase the Securities in the secondary market but are not required to do so. Even if a secondary market develops, it may not provide enough liquidity to allow you to sell or trade your Securities easily. If you sell your Securities to an affiliate of Barclays Bank PLC or in the secondary market, the price you will receive may be lower than the intrinsic value of the Securities as measured based on the level of the Index at the time of sale.

We are not required to maintain any listing of the Securities on any securities exchange.

Our Business Activities May Create Conflicts of Interest

In addition to the role of Barclays Capital, a division of Barclays Bank PLC, as index sponsor as described under “—As Index Sponsor, Barclays Capital, a Division of Barclays Bank PLC, Will Have the Authority To Make Determinations That Could Materially Affect Your Securities in Various Ways and Create Conflicts of Interest”, we and our affiliates expect to play a variety of roles in connection with the issuance of the Securities.

As noted above, we and our affiliates expect to engage in trading activities related to futures or options on interest rates or the Index, or other derivative instruments with returns linked to futures, interest rates or the Index that are not for the accounts of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the value of the Index, could be adverse to the interests of the holders of the Securities.

Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to 10Y Treasury futures and interest rates. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect prevailing prices of 10Y Treasury futures and the level of the Index and, therefore, the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index Could Affect the Amount Payable on the Securities and Their Market Value

The policies of the index sponsor, which is a division of Barclays Bank PLC, concerning the calculation of the level of the Index could affect the value of the Index and, therefore, the amount payable on the Securities at maturity and the market value of the Securities prior to maturity.

The index sponsor may modify the methodology for calculating the value of the Index. In addition, as described in “The Index—Modifications to the Index” in this pricing supplement, under a number of circumstances the index sponsor may make certain changes to the way in which the Index is calculated. The index sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Index. Any such changes could adversely affect the value of your Securities.

If events such as these occur, or if the value of the Index is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Securities—Discontinuation or Modification of the Index” and “—Role of Calculation Agent”.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Initially, Barclays Bank PLC will serve as the calculation agent. The calculation agent will, among other things, decide the amount of the return paid out to you on the Securities at maturity. For a more detailed description of the calculation agent’s role, see “Specific Terms of the Securities—Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the Securities. If events such as these occur, or if the value of the Index is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index or to postpone the final valuation date or the maturity date. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Securities—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. Since determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such determination.

Barclays Wealth, the wealth management division of Barclays Capital Inc., may sell the Securities to certain of its customers and may receive compensation from Barclays Bank PLC in this capacity, which may create a potential conflict of interest. Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity in connection with your purchase of the Securities.

Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Securities to certain of its clients. In doing so, Barclays Wealth will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions. The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Securities to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Securities by you. Barclays Wealth is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Securities through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

THE INDEX

The Barclays Capital 10Y Treasury Futures Index™ (the “Index”) reflects the returns available by maintaining a rolling position in 10-Year U.S. Treasury Notes futures contracts (the “10Y Treasury futures” and each, a “10Y Treasury futures contract”). 10Y Treasury futures are legally binding agreements for the buying or selling of U.S. Treasury notes at a fixed price for physical settlement on a future date. Each 10Y Treasury futures contract has a face value of $100,000 and requires the delivery of a U.S. Treasury note with a remaining maturity term of no more than ten years and no less than six years and six months. 10Y Treasury futures are traded on the Chicago Board of Trade (“CBOT”). The closing prices of 10Y Treasury futures are calculated by CBOT and reported on Bloomberg under symbol “TY”.

At any given time, the Index is comprised of a single 10Y Treasury futures contract that is either the contract closest to expiration, which is known as the “front 10Y Treasury futures contract”, or the next 10Y Treasury futures contract scheduled to expire immediately following the front 10Y Treasury futures contract. The Index maintains its exposure to 10Y Treasury futures by closing out its position in the expiring front 10Y Treasury futures contract and establishing a new position in the next 10Y Treasury futures contract scheduled to expire immediately following the front 10Y Treasury futures contract, a process referred to as “rolling.” The Index rolls into the next 10Y Treasury futures contract three business days before the end of the month immediately preceding the upcoming delivery month for the front 10Y futures contract (each such date, a “roll date”). The “delivery months” of 10Y Treasury futures are March, June, September and December, and their corresponding roll dates fall in the months of February, May, August and November.

The Index is maintained and calculated by Barclays Capital (the “index sponsor”), a division of Barclays Bank PLC, and is denominated in U.S. dollars. The index sponsor calculates the level of the Index at the close of business, London time, on each business day with respect to the prior business day and publishes it on http://www.barcap.com/indices shortly thereafter. The level of the Index is also reported on Bloomberg page BXIIUS10.

Calculation of the Index

The level of the Index is deemed to have been 100 on January 15, 1997, which we refer to as the “index commencement date”. On any given business day (for purposes of this section, a “valuation date”), the level of the Index is equal to:

where:

“It” means the level of the Index on the valuation date;

“It-1” means the level of the Index on the business day that immediately precedes the valuation date;

“Ft” means the closing price of the relevant 10Y Treasury futures contract on the valuation date. On the roll date, Ft is calculated using the front 10Y Treasury futures contract. On the day following the roll date and thereafter, Ft is calculated using the next futures contract that is scheduled to expire (which becomes the front 10Y Treasury futures contract after the current front 10Y Treasury futures contract expires); and

“Ft-1” means the closing price of the relevant 10Y Treasury futures contract on the business day that immediately precedes the valuation date. On the roll date, Ft-1 is calculated using the front

10Y Treasury futures contract. On the day following the roll date and thereafter, Ft-1 is calculated using the next futures contract that is scheduled to expire (which becomes the front 10Y Treasury futures contract after the current front 10Y Treasury futures contract expires).

The Index is calculated at the close of business, London time, on each business day with respect to the prior business day.

Historical Performance of the Index

The level of the Index is deemed to have been 100 on January 15, 1997, which is referred to as the “index commencement date”. The index sponsor began calculating the Index on January 15, 2009. Therefore, the historical information for the period from January 15, 1997 until January 15, 2009, is hypothetical and is provided as an illustration of how the Index would have performed during the period had the index sponsor begun calculating the Index on the index commencement date using the methodology it currently uses. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Historical information for the period from and after January 15, 2009 is based on the actual performance of the Index.

All calculations of historical information are based on information obtained from various third party independent and public sources. The index sponsor has not independently verified the information extracted from these sources.

The following table and graph illustrate the performance of the Index from the index commencement date to June 5, 2009. The estimated historical performance of the Index should not be taken as an indication of future performance, and no assurance can be given that the value of the Index will decrease sufficiently to cause holders of the Securities to receive a payment at maturity in excess of the principal amount of such Securities.

Date	Level of the Index
January 15, 1997	100.00
December 31, 1997	104.96
December 31, 1998	111.00
December 31, 1999	100.90
December 29, 2000	111.01
December 31, 2001	114.73
December 31, 2002	131.98
December 31, 2003	134.80
December 31, 2004	140.31
December 30, 2005	139.40
December 29, 2006	137.09
December 31, 2007	145.94
December 31, 2008	170.86
June 5, 2009	158.44

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Modifications to the Index

The index sponsor does not presently intend to modify the method of calculating the Index as described above. However, under certain circumstances described in this section, the index sponsor may, in its sole discretion, make modifications to the Index. The index sponsor will promptly publish any such modifications on http://www.barcap.com/indices/.

Changes in 10Y Treasury Futures

If, in the sole discretion of the index sponsor, a “potential adjustment event” occurs with respect to the 10Y Treasury futures, the index sponsor may replace the 10Y Treasury futures with other futures contracts that it determines, in its sole discretion, are comparable for purposes of the Index to the 10Y Treasury futures being replaced.

A “potential adjustment event” includes any of the following:

•	a change to the calculation methodology of the daily closing prices of 10Y Treasury futures;

•	the occurrence of an event that causes CBOT not to calculate the daily closing prices of 10Y Treasury futures; and

•	any event that the index sponsor determines may lead to any of the foregoing events.

Upon any replacement by the index sponsor of 10Y Treasury futures following a potential adjustment event, the index sponsor may make any adjustments to the Index as may, in its sole discretion, be required to render the Index comparable to the Index prior to the occurrence of the potential adjustment event.

Index Market Disruption and Force Majeure Events

If an “index market disruption event” or a “force majeure” event occurs or is continuing on any business day that, in the index sponsor’s sole discretion, affects the Index or the 10Y Treasury futures, the index sponsor may:

•	make such determinations and/or adjustments to the terms of the Index as it deems appropriate in order to determine the level of the Index on such day (if such day is a business day);

•	defer publication of information relating to the Index until the next business day on which such index market disruption or force majeure event, as applicable, is not continuing; and

•	if such business day is a roll date, postpone such roll date to the next business day on which such index market disruption or force majeure event, as applicable, is not continuing.

Any of the following will constitute an “index market disruption event”:

•

the occurrence or existence, on any business day at or during the one-hour period before the index valuation time, in relation to the 10Y Treasury futures (1) a suspension of, or limitation imposed on, trading on CBOT, or (2) any event that disrupts or impairs (as determined by the index sponsor in its sole discretion) the ability of market participants in general to effect transactions in relation to, or to obtain market values of, 10Y Treasury futures;

•	the declaration of a general moratorium in respect of CBOT activities;

•	on any business day, the failure of CBOT to publish the values of 10Y Treasury futures; or

•	on any business day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in 10Y Treasury futures.

A “force majeure event” is an event or circumstance (including without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the index sponsor and that the index sponsor (in its sole discretion) determines affects the Index or the 10Y Treasury futures.

Taxation

If at any time the index sponsor determines that, as a result of a change in taxation (including, but not limited to, any tax imposed on the index sponsor or its affiliates), it is necessary to change the 10Y Treasury futures or the method of calculating the Index, in order to offset the effect of such taxation, the index sponsor may make such change or changes in its sole discretion.

Cessation of Trading and Other Termination Events

The index sponsor may, in its sole discretion, discontinue calculating the Index if any of the following events occurs:

•	If 10Y Treasury futures cease (or will cease) to be publicly quoted for any reason and are not immediately re-listed on a quotation system in a manner acceptable to the index sponsor; or

•	if, after the occurrence of a potential adjustment event, an adjustment in the determination of the index sponsor is not possible or not reasonably practical for any reason.

Change in Methodology

While the index sponsor currently employs the methodology described in this pricing supplement to rebalance and calculate the Index, it is possible that market, regulatory, juridical, financial, fiscal or other circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting 10Y Treasury futures) will arise that would, in the view of the index sponsor, necessitate a modification or change of such methodology.

Trademark

The Barclays Capital 10Y Treasury Futures Index™ is a trademark of Barclays Bank PLC.

Disclaimer

The index sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the level of the Index (or failure to publish such value) and any use to which any person may put the Index or the level of the Index. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the level of the Index, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

VALUATION OF THE SECURITIES

The market value of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the Securities more than any other factors. Other factors that may influence the market value of the Securities include, but are not limited to, supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any market maker; the time remaining to the maturity of the Securities; the prevailing interest rate environment; economic, financial, political, regulatory, geographical or judicial events that affect interest rates; or the creditworthiness of Barclays Bank PLC. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Securities prior to maturity.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

We will offer the Securities in denominations of $1,000.

Payment at Maturity

If you hold your Securities to maturity, you will receive a cash payment calculated as follows:

•

If the index final return is less than 0%, your payment will equal (1) the principal amount of your Securities plus (2) (a) the principal amount of your Securities times (b) the greater of (i) the absolute value of the index final return times the participation rate and (ii) 10%.

•	If the index final return is equal to or greater than 0%, your payment will equal (1) the principal amount of your Securities plus (2)(a) the principal amount of your Securities times (b) 10%.

The “index final return” will be a percentage equal to (1) (a) the final index level minus (b) the initial index level, divided by (2) the initial index level.

The “initial index level” is the closing level of the Index on the initial valuation date. On each valuation date, the level of the Index will be calculated by the method described in “The Index—Calculation of the Index” in this pricing supplement.

The “final index level” will be the index closing level of the Index on the final valuation date.

The “participation rate” is [110-135]% (the actual Participation Rate will be determined on the Inception Date).

A “valuation date” means each business day from June 25, 2009 to June 25, 2014, inclusive (subject to the occurrence of a note market disruption event), or, if such date is not a business day, the next succeeding business day, not to exceed five business days. We refer to June 25, 2009 as the “initial valuation date” and June 25, 2014 as the “final valuation date”.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described above), then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date – and therefore the maturity date – if a note market disruption event occurs or is continuing on a day that would otherwise be the final valuation date or if the value of the Index is not available or cannot be calculated.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Note Market Disruption Events

Please see the discussion under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement for a description of the note market disruption events applicable to your Securities.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Security outstanding as the principal amount of that Security. Although the terms of the Securities may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the Securities on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest – or, if there is only one, the only – quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc., or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities with identical terms at any time. We may consolidate the additional securities to form a single class with the outstanding Securities. If there is substantial demand for the Securities, we may issue additional Securities frequently.

Discontinuance, Modification or Unavailability of the Index

If the index sponsor discontinues publication of the Index, and Barclays Capital or any other person or entity publishes an index that the calculation agent determines is comparable to the Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the value of the Index on the applicable valuation date and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and there is no successor index, or that the closing value of the Index is not available for any reason, on the date on which the value of the Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason – then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date is equitable.

If the calculation agent determines that the value of the Index is not available, the calculation agent may postpone any valuation date, including the final valuation date, and thus postpone the maturity date until the value of the Index becomes available. Notwithstanding the foregoing, in the event that a valuation date is postponed until the fifth business day following a scheduled valuation date, but the value of the Index is not available, that day shall nevertheless be a valuation date, and the calculation agent shall determine the value of the Index for purposes of the Securities on such day.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Securities, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in London or New York City generally are authorized or obligated by law, regulation, or executive order to close nor a day on which the Chicago Board of Trade is closed.

Role of Calculation Agent

Initially, Barclays Bank PLC will serve as the calculation agent. We may change the calculation agent after the original issue date of the Securities without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the Securities, including at maturity, business days, the default amount, the initial index level, the final index level, the level of the Index on any business day, the maturity date, the amount payable in respect of your Securities at maturity and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

CLEARANCE AND SETTLEMENT

Depository Trust Company (“DTC”) participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of futures or options on interest rates or the Index, or other derivative instruments with returns linked to interest rates or the Index prior to or on the inception date. In addition, from time to time after we issue the Securities, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of the interest rates or the Index;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices; or

•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of listed or over-the-counter futures or options on interest rates or the Index or derivative instruments with returns linked to interest rates or the Index, as well as other indices designed to track the 10Y Treasury futures, the Index or other components of the interest rate market.

The hedging activity discussed above may adversely affect the value of the Index and, as a consequence, the market value of the Securities from time to time and the amount payable at maturity. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain United States tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United Kingdom and the United States of acquiring, holding and disposing of the Securities and receiving payments of interest, principal and/or other amounts under the Securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Income Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In the opinion of Sullivan & Cromwell LLP, counsel to Barclays Bank PLC, the Securities should be treated as debt instruments subject to the special tax rules governing contingent payment debt obligations for United States federal income tax purposes. Except as otherwise noted, the discussion below assumes that the Securities will be treated as such. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Securities, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Securities (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of the Securities prior to your receipt of cash attributable to that income. Prospective purchasers can obtain the comparable yield and projected payment schedule of the Securities by contacting Structuring, Investors Solutions Americas at (212) 412-1101.

The amount of interest that you will be required to include in income in each accrual period for the Securities will equal the product of the adjusted issue price for the Securities at the beginning of the accrual period and the comparable yield for the Securities for such period. The adjusted issue price of the Securities will equal the original offering price for the Securities plus any interest that has accrued on the Securities (under the rules governing contingent payment debt obligations).

You are required to use the comparable yield and projected payment schedule provided by Barclays Bank PLC in determining your interest accruals in respect of the Securities, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Securities, and we make no representations regarding the amount of contingent payments with respect to the Securities. Any Form 1099-OID accrued interest will be based on such comparable yield and projected payment schedule.

Secondary Purchasers. If you purchase the Securities for an amount that differs from the Securities’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your Securities and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly.

If you purchase the Securities for an amount that is less than the adjusted issue price of the Securities, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of loss) that you would otherwise recognize upon the receipt, if any, of each remaining contingent payment with respect to the Securities to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Securities for an amount that is greater than the adjusted issue price of the Securities, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of loss) that you would otherwise recognize upon the receipt, if any, of each remaining contingent payment with respect to the Securities to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Securities at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

Treatment Upon Sale or Maturity. You will recognize gain or loss upon the sale or maturity of the Securities in an amount equal to the difference, if any, between the amount received at such time and your adjusted basis in the Securities. In general, your adjusted basis in the Securities will equal the amount you paid for the

Securities, increased by the amount of interest you previously accrued with respect to the Securities (in accordance with the comparable yield for the Securities) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Securities under the rules set forth above under “—Secondary Purchasers.”

Any gain you may recognize upon the sale or maturity of the Securities will be ordinary interest income. Any loss you may recognize upon the sale of the Securities will be ordinary loss to the extent of the interest you included as income in the current or previous taxable years in respect of the Securities, and thereafter will be capital loss.

Alternative Treatments. It is possible that the Internal Revenue Service could seek to characterize your Securities in a manner that results in tax consequences that are different from those described above. For example, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your Securities or a portion of your Securities. If Section 1256 were to apply to your Securities, gain or loss recognized with respect to your Securities (or the relevant portion of your Securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities (or a portion of your Securities) to market at the end of each year (i.e., recognize income as if the Securities or relevant portion of the Securities had been sold for fair market value). Under this alternative treatment, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the Index rolls.

Information Reporting and Backup Withholding

Please see the discussion under “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your Securities.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Securities at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Securities, if any are taken.

The Agent proposes to offer the Securities initially at a public offering price equal to the price specified on the cover of this pricing supplement and to certain dealers at a discount not to exceed 4.25%.

Delivery of the Securities will be made against payment for the Securities no more than three business days following the inception date for the Securities (that is, the Securities will have a settlement cycle that is no longer than “T+3”). For considerations relating to an offering of Securities with a settlement cycle longer than T+3, please see the discussion under “Plan of Distribution” in the accompanying prospectus supplement.

After the initial public offering, the public offering price and the selling terms may be varied from time to time by the Agent.

If the Securities are sold in a market-making transaction after their initial sale, information about the purchase price and the date of sale will be provided in a separate confirmation of sale.

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BARCLAYS BANK PLC

Barclays Capital 10Y Treasury Futures Index™ Bearish Notes

MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

            , 2009

(to Prospectus dated February 10, 2009 and

Prospectus Supplement dated February 10, 2009)